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                                                               EXHIBIT 11.01
                              CSK AUTO, INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (IN THOUSANDS)
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

                                                            THIRTEEN WEEKS ENDED
                                                      --------------------------------
                                                      MAY 4, 1997       APRIL 28, 1996
                                                      -----------       --------------
Income (loss) before income taxes                      $(1,125)                 $2,431

Fixed charges
       Interest expense                                  8,142                   3,595
       Interest portion of rentals                       5,256                   4,815
                                                      --------                  ------
               Total fixed charges                      13,398                   8,410
                                                      --------                  ------

Earnings before income taxes and fixed charges         $12,273                 $10,841

Ratio of earnings to fixed charges (1)                    -                        1.3
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(1) The ratio of earnings to fixed charges has not been computed for the thirteen weeks ended May 4, 1997 since earnings were not sufficient to cover fixed charges. The coverage deficiency was $1,125.